UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 22, 2010

The GC Net Lease REIT, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number:  333-159167

MD	26-3335705
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2121 Rosecrans Avenue, Suite 3321 El Segundo, CA 90245

(Address of principal executive offices, including zip code)

(310) 606-5900

(Registrant's telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On November 22, 2010, The GC Net Lease REIT, Inc. (the "Registrant"), through its operating partnership, executed an amendment (the "First Amendment") to the credit agreement related to its revolving credit facility with KeyBank National Association. The purpose of the First Amendment was to increase the total commitments available under the facility from $25 million to $35 million and to modify certain definitions and terms as they appear in the credit agreement. The Registrant's operating partnership then drew down the remaining $13.03 million available under the facility in order to refinance the debt encumbering the Registrant's Renfro property located in Clinton, South Carolina by paying off all existing debt on the property. This description of the First Amendment is qualified in its entirety by the full document, which is attached hereto as Exhibit 10.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As described above, the Registrant's operating partnership drew an additional $13.03 million under the credit facility with KeyBank, as amended, to refinance the debt encumbering the Renfro property. The credit facility is guaranteed by the Registrant. The term of loan is three years, and it bears interest at a fixed rate of 5.75%. The Registrant paid approximately $190,000 in lender fees in connection with the additional draw under the credit facility. The material terms of the credit facility are described with more particularity in the Registrant's Quarterly Report on Form 10-Q filed with the SEC on November 15, 2010. This draw on the credit facility brings the total amount of funds drawn under such facility to $35 million.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

10.1 First Amendment to Credit Agreement

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The GC Net Lease REIT, Inc.
Date: November 29, 2010	By:	/s / Kevin A. Shields
Kevin A. Shields
President